EXHIBIT 10.2

May 4, 2026

Mr. Frasier W. Brickhouse II
[***************]
[***************]

RE: Executive Separation Agreement

Dear Frasier,

The Board of Directors (the “Board”) of Tredegar Corporation, a Virginia Corporation (the “Company”) has appointed you to serve as the Vice President, Chief Financial Officer, and Treasurer of the Company. You shall perform duties consistent with that position and as assigned to you by the CEO and Board. You shall serve under the direction of and report directly to the CEO, with direct functional accountability to the Board for financial reporting, controls and compliance, and shall serve the Company faithfully, diligently, competently, and to the best of your ability.

In this role, you shall serve as a director or officer of the Company’s subsidiaries. The board of directors of each entity shall undertake every lawful effort to ensure that you continue throughout the term of your employment to be elected or reelected as a director or officer. Your role as a director or officer of the Company’s subsidiaries is contingent upon your employment with the Company. Accordingly, unless otherwise agreed to by the parties, you shall be deemed to have resigned as a director or officer of the Company’s subsidiaries immediately after your separation from employment, regardless of whether you submit a formal, written resignation as a director or officer of any subsidiary.

Your offer letter dated December 29, 2025 sets forth the compensation and other benefits of employment you will receive while in this role. You will remain an employee at-will at all times during your employment. However, to induce you to remain in the employ of the Company and in consideration of your continued service to the Company, the Company agrees that you shall receive certain payments and benefits in the event of your termination of employment as set forth in this Executive Separation Agreement (this “Agreement”).

1.Definitions.
a.“Accrued Rights” means (i) any unpaid annual base salary accrued through the Date of Termination, (ii) any accrued but unpaid vacation pay, (iii) rights to elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and (iv) any previously unreimbursed business expenses incurred by you on behalf of the Company.
b.“Annual Base Salary” means your annual base salary at the rate in effect immediately before a Qualifying Termination.
c.“Cause” means a termination by the Company of your employment with the Company because of: (A) an intentional act or omission that constitutes a material breach by you of any of your obligations under this Agreement, including but not limited to, your failure to follow a lawful directive of the Board or otherwise perform duties assigned to you by the

Board; (B) your conviction of, or plea of nolo contendere to, (1) any felony or (2) another crime involving dishonesty or moral turpitude or which could reflect negatively upon you or otherwise impair or impede the Company’s operations or damage the reputation or goodwill of the Company; (C) you engaging in any misconduct, negligence, act of dishonesty, violence or threat of violence (including any violation of federal securities laws) that in the reasonable judgment of the Board is or could be materially injurious to the Company or any of its subsidiaries; (D) your material breach of a written policy of the Company or the rules of any governmental or regulatory body applicable to the Company that in the reasonable judgment of the Board is or could be materially and financially injurious to the Company or any of its subsidiaries; or (E) any other misconduct by you which in the Board’s reasonable judgment will likely be materially injurious to the financial condition, operations or business reputation of the Company or any of its subsidiaries. Notwithstanding anything in this Section 1(c) to the contrary, no event or condition described in Sections 1(c)(A), (C), (D) or (E) shall constitute Cause unless (x) within ninety (90) days from the Board first acquiring actual knowledge of the existence of the Cause condition, the Board provides you written notice of its intention to terminate your employment for Cause and the grounds for such termination; (y) such grounds for termination (if susceptible to correction) are not corrected by you within ten (10) days of your receipt of such notice (or, in the event that such grounds cannot be corrected within such ten-day (10) period, you have not taken all reasonable steps within such ten-day (10) period to correct such grounds as promptly as practicable thereafter); and (z) the Board terminates your employment with the Company immediately following expiration of such ten-day (10) period. For purposes of this Section 1(c), any attempt by you to correct a stated Cause shall not be deemed an admission by you that the Board’s assertion of Cause is valid.
d.“Code” shall mean the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder.
e.“Date of Termination” means the date specified in the Notice of Termination (which shall not be less than ten (10) days from the date such Notice of Termination is given).
f.“Effective Date” means January 1, 2026.
g.“Equity Plan” means the Tredegar Corporation 2018 Equity Incentive Plan, as amended and restated May 6, 2021.
h.“Good Reason” means, without your express written consent, any of the following: (i) a change in your position with the Company which in your reasonable judgment does not represent a promotion from your status or position immediately prior to the Effective Date or the assignment to you of any duties or responsibilities or diminution of duties or responsibilities which in your reasonable judgment are inconsistent with your position with the Company in effect immediately prior to the Effective Date; (ii) a material diminution in your Annual Base Salary or a failure by the Company to pay material compensation due and payable to you in connection with your employment; (iii) a failure by the Company to continue in effect compensation or benefit plans in which you participate, which in the aggregate provide you compensation and benefits substantially equivalent to those prior to the Effective Date; (iv) the Company’s requiring your office nearest to your principal residence to be located at a different place which is more than fifty (50) miles from where such office is located as of the Effective Date; (v) the failure of the Company to obtain a satisfactory agreement from any Successor (as defined in Section 5(a) hereof) to assume and agree to perform this Agreement, as contemplated in Section 5(a) hereof; or (vi) a material breach by the Company of any term or provision of this Agreement. Notwithstanding, no event or condition described in this Section 1(i) shall constitute Good Reason unless, (x) within 60 days from the date that you first acquire actual knowledge of the existence of the Good Reason condition described in this Section 1(i), you provide the Board written notice of your intention to terminate your employment for Good Reason and the grounds for such termination; (y) such grounds for termination (if susceptible to correction) are not corrected by the Board within 30 calendar days of the Board’s receipt of such notice (or, in the event that such grounds cannot be corrected within such 30 calendar-day period, the Board has not taken all reasonable steps within such 30 calendar-day period to correct such grounds as promptly as practicable thereafter); and (z) you terminate your employment with the Company immediately following expiration of such 30-day period. For purposes of this Section 1(h), any attempt by the Board to correct a stated Good Reason shall not be deemed an admission by the Board that your assertion of Good Reason is valid.
i.“Notice of Termination” means a written notice as provided in Section 11 hereof.
j.“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.
k.“Qualifying Termination” means your employment with the Company is terminated by you for Good Reason or by the Company without Cause. In no event will the termination of your employment with the Company as a result of any of the following circumstances result in a Qualifying Termination: (i) your death, (ii) your disability (as defined in a disability insurance policy sponsored by the Company, irrespective of whether you are covered by such policy), (iii) a termination by the Company of your employment for Cause or (iv) a resignation by you without Good Reason.
l.“Separation Benefits” means the payments and benefits payable to you on a Qualifying Termination pursuant to Section 2 of this Agreement.
m.“Waiver and Release” means the Waiver and Release Agreement (substantially in the form attached to this Agreement as Exhibit A) that is presented to, and signed by, you in conjunction with your termination of employment with the Company. The timely execution of the Waiver and Release is a condition precedent to the payment of the Separation Benefits under this Agreement.
2.Separation Benefits.
a.Following a Qualifying Termination, and subject to your timely execution of the Waiver and Release, you shall be provided the following benefits:
i.Accrued Rights. The Company shall pay you your Accrued Rights by the latter of the next regularly scheduled payroll date after your Date of Termination or the fifth (5th) business day after your Date of Termination.
ii.Prorated Share of Cash-Based Awards. The Company shall provide you a prorated share of Performance Unit grants, if earned, and Short-Term Incentive Plan awards, if earned, for the year in which the Qualifying Termination occurs, each to be paid on the normal schedule, even if you are not an employee on the payout date.
iii.COBRA Continuation Coverage. The Company shall pay you for twelve (12) months of COBRA payments based on your medical selection in the Company’s health plan as of the date of the Qualifying Termination occurs.

iv.Severance Payment. If you timely execute the Waiver and Release and do not revoke your signature within the seven (7) day Revocation Period (as defined within the Waiver and Release), then within the fifteen (15) day period immediately following the lapse of such Revocation Period the Company shall pay you in the form of a lump sum payment your Annual Base Salary for the year in which the Qualifying Termination occurs.
b.Payments if Termination for Cause or by You Without Good Reason. If your employment with the Company is terminated for any reason other than a Qualifying Termination (including as a result of a termination by the Company for Cause or your resignation without Good Reason), you shall only be entitled to your Accrued Rights. Thereafter, the Company shall have no further obligation to you under this Agreement.
3.Application of Sections 280G and 4999 of the Code. Notwithstanding anything in this Agreement to the contrary, if you are a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which you have the right to receive from the Company or any other Person, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement will be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by you from the Company and/or such person(s) will be $1.00 less than three (3) times your “base amount” (as defined in Section 280G(b)(3) of the Code), for the purpose that no portion of such amounts and benefits received by you will be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better “net after-tax position” to you (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). Additionally:
a.The reduction of payments and benefits hereunder, if applicable, will be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order.
b.The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary will be made applying principles, assumptions and procedures consistent with Section 280G of the Code by an accounting firm or law firm of national reputation that is mutually selected for this purpose by both you and the Company (such firm being, the “280G Firm”), with such selection to occur prior to taking steps to implement a transaction giving rise to the payment of any “parachute payments.” In order to assess whether payments under this Agreement or otherwise qualify as reasonable compensation that is exempt from being a parachute payment under Section 280G of the Code, the 280G Firm may retain the services of an independent valuation expert.
c.If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a “parachute payment” exists, exceeds $1.00 less than three (3) times your base amount, then you must immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this section will require the Company to be responsible for, or have any liability or obligation with respect to, your excise tax liabilities under Section 4999 of the Code.

d.Any determination required under this section will be made by the Company in its reasonable discretion and the Company’s determination will be final and binding on you; provided, however, that the Company shall pursue all available mitigation efforts.
4.Section 409A. This Agreement is intended to either avoid the application of, or comply with, Section 409A of the Code (“Section 409A”). To that end, this Agreement must at all times be interpreted in a manner that is consistent with Section 409A. Notwithstanding any other provision in this Agreement to the contrary, the Board of Directors has the right, in their sole discretion, to adopt such amendments to this Agreement or take such other actions (including amendments and actions with retroactive effect) as they determine are minimally necessary for this Agreement to comply with Section 409A. Any payment following a “separation from service” (as defined in Treasury Regulation Section 1.409A-1(h)) that would be subject to Section 409A(a)(2)(A)(i) of the Code as a distribution following a separation from service of a “specified employee” (as defined under Section 409A(a) (2)(B)(i) of the Code) will be made on the first to occur of (i) ten (10) days after the expiration of the six month period following such separation from service, (ii) death, or (iii) such earlier date that complies with Section 409A. Each payment that a Participant may receive under this Plan or an Award Agreement will be treated as a “separate payment” for purposes of Section 409A.
5.Term. This Agreement shall commence on the Effective Date and shall continue in accordance with its terms.
6.Successors; Binding Agreement.
a.Successors of the Company. The Company will require any successor to all or substantially all of the business and/or assets of the Company to expressly assume and agree, by an agreement in form and substance satisfactory to you, to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
b.Your Successor. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. If you should die following your Date of Termination while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.
7.Relationship to Other Agreements. This Agreement, the Exhibits attached hereto, the agreements specifically incorporated herein and the Equity Plan are the entire agreement and understanding of the parties hereto with respect to the matters covered herein and supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, all such other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder. For avoidance of doubt, this Agreement shall not supersede or replace any contractual restrictive covenant obligations to which you may be subject, which shall remain in full force and effect according to their terms, and shall be in addition to your obligations under this Agreement.
8.Nature of Payments. All payments to you under this Agreement shall be considered either payments in consideration of your continued service to the Company or separation payments in consideration of your past service to the Company.

9.Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
10.Countermarks. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
11.Notice. Any purported termination of your employment by the Company or by you shall be communicated to the other party by a Notice of Termination. A Notice of Termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:    Tredegar Corporation
1100 Boulders Parkway
Richmond, VA 23225
Attn: Chairman of the Board of Directors

With a Copy to:    McGuireWoods LLP
Gateway Plaza
800 East Canal Street
Richmond, VA 23219
Attn: Igor Babichenko

If to the Executive:    Mr. Frasier W. Brickhouse II
[***************]
[***************]

12.Amendment. The Company reserves the right to amend or terminate this Agreement at any time by providing at least thirty (30) days advance written notice to you; provided however, but no such amendment or termination that has the effect of reducing or diminishing any of your rights under this Agreement will be effective without your written consent.
13.Survival. This Agreement shall terminate as provided herein, except that, to the extent the context requires, the provisions intended to survive the termination of this Agreement shall survive.
14.Governing Law; Venue and Disputes. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Virginia. You and the Company hereby agree that any suit, action or proceeding arising out of or related to this Agreement shall be brought in any state court in Chesterfield, Virginia, or the federal district court for the Eastern District of Virginia, Richmond Division, and that you and the Company shall submit to such venue. Additionally:
a.Attorney Fees and Prevailing Party. If there is any suit, action, or proceeding alleging a breach of this Agreement, then the Company shall provide you with advancement of legal fees and expenses associated with your court costs and attorneys’ fees; provided, however, that the prevailing party in any such suit, action, or proceeding, on trial or appeal, shall be entitled to recover from the non-prevailing party, in addition to any other relief awarded, its reasonable and necessary attorneys’ fees, costs, and expenses incurred in such suit, action, or proceeding. If there is no prevailing party, each party will pay its own attorneys’ fees, costs, and expenses. Whether a prevailing party exists shall be determined solely by the court on a claim-by-claim basis and the court, in its sole discretion, shall determine the amount of reasonable and necessary attorneys’ fees, costs, and/or expenses, if any, for which a party is entitled.
b.Guiding Principles. The following guiding principles shall be applied by a court in any determination of a prevailing party: (x) the intent of the parties is to avoid any suit, action, or proceeding arising from a breach of this Agreement, and therefore, the parties will work together to resolve any such dispute; (y) none of the parties will proceed with a suit, action, or proceeding arising from a breach of this Agreement until after exhausting all reasonable efforts to resolve such dispute using good faith, an impasse has resulted and a satisfactory result cannot be reached without moving forward with such suit, action, or proceeding; and (z) none of the parties will bring any suit, action, or proceeding or claim (including cross- claims) arising from a breach of this Agreement until after such party has fully evaluated the merits of such purported claim or cause of action and made a determination that such party has a good-faith basis to move forward with such suit, action, proceeding or claim (including cross-claims).
c.Appeals. In any appeal from the award or denial of attorneys’ fees, the judge reviewing the award may not modify the decision of the court making or denying an award, or the decision of the court as to the amount of the award, except upon a finding of an abuse of discretion.

Sincerely yours,

/s/ Carl E. Tack, III
Carl E. Tack, III, Chair
Tredegar Executive Compensation Committee

I agree to the terms described above.

/s/Frasier W. Brickhouse II
Executive

Date: May 4, 2026

Exhibit A

EXECUTIVE SEPARATION AGREEMENT, GENERAL WAIVER AND RELEASE

This Executive Separation Agreement, General Waiver and Release (“Agreement”) is between [Executive], on behalf of himself and his agents, representatives, assignees, heirs, executors, beneficiaries, and trustees (collectively “Executive”), and Tredegar Corporation, on behalf of itself, its divisions, parents, subsidiaries, affiliates, and each of their predecessors, successors, related entities, directors, officers, fiduciaries, employees, agents, attorneys and representatives (collectively “Employer”). In consideration of the mutual covenants and promises contained herein, the parties hereby agree as follows:

    1. Separation; Separation Benefits. Executive is currently employed by Employer as its [TITLE]. Executive’s employment with Employer, and any officer or director duties Executive holds with any Tredegar Corporation subsidy as a result of Executive’s employment, shall terminate on ______, 202_ (“Separation Date”). Executive shall receive Executive’s normal compensation through the Separation Date, and Executive’s benefits shall terminate in accordance with the applicable policies and summary plan descriptions, except as specified herein. In complete settlement of any and all claims that Executive may have against Employer and other covenants and promises contained herein:

[(A) Separation Pay. Employer agrees to pay Executive the gross sum of ________________ and __/100 Dollars ($______.__) (“Separation Pay”), which constitutes Executive’s annual base salary. The Separation Pay shall be paid to Executive in regular installments as soon as practicable following the Effective Date (as such term is defined herein) in accordance with Employer’s regularly scheduled payroll dates (“Severance Payment Installments”) and subject to the terms herein.

(B) COBRA Payment. In the event that Executive elects continuation coverage under COBRA, Employer agrees to pay the COBRA premium for up to ____ months as further described below (the “COBRA Payment”).

(C) Restricted Stock Awards. Employer agrees the following outstanding restricted stock awards (“Restricted Stock”) shall vest to the same extent, and on the same dates, that such Restricted Stock would have vested if Executive had remained employed through and including the [Year] vesting dates, notwithstanding that Executive’s Separation Date precedes the [Year] vesting date:

Award Date	Number of Shares	Vesting Dates

Any remaining restricted stock awards will be forfeited.

(D) Performance Unit Awards. The following outstanding cash-based performance unit awards (“Performance Units”) shall be deemed earned as of the Separation Date to the extent that the applicable performance goals, objectives or measures are achieved in accordance with their terms, which shall be settled at the end of the applicable measurement period for each award:

Award Date	Number of Units	End of Measurement Period Date	Date of Potential Payout

Any remaining performance unit awards will be forfeited.

The COBRA Payment is subject to the Executive being enrolled in Tredegar Corporation’s medical coverage at the time of separation from the Employer, and Executive electing to receive COBRA continuation coverage before the deadline specified in the COBRA Qualifying Event letter that will be mailed to Executive’s last known home address. Should Executive elect to continue his/her COBRA continuation coverage, Employer agrees to pay the COBRA premium for up to ____ months and so long as Executive is not eligible for group health coverage from another employer (“Third Party Insurance Coverage”). Employer’s obligation to pay the premium for COBRA coverage shall end the earlier of (a) ______, 202_, or (b) such date that Executive is otherwise eligible for Third Party Insurance Coverage. If Executive becomes eligible for Third Party Insurance Coverage, Executive agrees to decline the continuation of his/her COBRA coverage by providing written notice to Employer sufficiently in advance to avoid any overlap in the COBRA coverage and the Third-Party Insurance Coverage. After _______, 202__, Executive shall assume responsibility for his/her COBRA coverage (if applicable) by making such COBRA premium payments at Executive's sole expense.]

The [Separation Pay, COBRA Pay, Restricted Stock, and Performance Units, if any,] shall be referred to herein collectively as “Separation Benefits.” Executive hereby agrees that any monetary Separation Benefits shall be paid as described above, less all applicable federal, state and local withholding taxes and other payroll deductions that the Employer is required by law to make from wage payments to employees.

Executive acknowledges that the monetary payment and benefits described in this Section 1 constitute valid and sufficient consideration for the promises contained in the Agreement and that Employer was not otherwise obligated to provide Executive such monetary payment and benefits. Executive hereby agrees that the payments and performances described in Section 1 are all that Executive shall be entitled to receive from Employer, except (i) accrued, unused vacation time, if any, which will be paid pursuant to the Employer’s policy; (ii) vested qualified retirement benefits or equity awards, if any, to which Executive may be entitled under Employer’s ERISA plans or equity plans; and (iii) the right to continuation in Employer’s group health insurance plans as provided by COBRA, if applicable.

2. Executive Misconduct Resulting in Cessation of Separation Benefits. Executive agrees that any conduct occurring after the Separation Date that materially harms the reputation, business interests, or legal standing of Employer or any of its affiliates shall constitute misconduct. Such conduct includes, but is not limited to: (a) any act of violence or threatening behavior by Executive towards employees, vendors, or customers of Employer; (b) destruction of property belonging to Employer or its employees, vendors or customers; (c) publication of any materially false information concerning Employer or its officers, directors, employees, vendors, customers or business practices that damages the reputation of the aggrieved party; (d) conduct that results in public scandal or controversy materially linked to the Executive’s prior role at Employer; (e) intentional disclosure or misuse of Employer’s trade secrets or confidential information in violation of any continuing obligations identified herein; or (f) refusing to provide reasonably requested transition assistance or Continuing Services at any point prior to the expected date of last payout of Separation Benefits. In the event such misconduct occurs, Employer shall be entitled to (i) cease any Separation Benefits not yet paid; (ii) claw back any payments made under this Agreement to the extent permitted by law; and (iii) seek all appropriate legal and equitable relief as a consequence of Executive’s misconduct, as well as any and all damages, expenses, attorneys’ fees, and costs that Employer incurs as a result of such misconduct.

3. General Release. Executive hereby waives, releases and forever discharges Employer from any and all KNOWN OR UNKNOWN actions, causes of action, claims or liabilities of any kind (“Claims”)

which have been or could be asserted against Employer by reason of his employment and/or retirement from Employer or resignation from the officer or director positions of subsidiaries arising up to and including the date Executive signs this Agreement, including but not limited to any and all Claims arising under Title VII of the Civil Rights Act of 1964, the Executive Retirement Income Security Act, the Rehabilitation Act of 1973, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Equal Pay Act, the Occupational Safety and Health Act, the Genetic Information Nondiscrimination Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Program Act, the False Claims Act, the Virginia Human Rights Act, each as may be amended, and/or any and all other federal, state, local, or municipal employment discrimination statutes, regulations, executive orders and/or ordinances pertaining to employment, as well as Claims under state contract or tort law including, but not limited to, those based on allegations of wrongful discharge, breach of contract, promissory estoppel, defamation, and infliction of emotional distress.

4. Exclusions. Excluded from the General Release in Section 3 are any claims which cannot be waived by law, including any rights Executive may have to workers’ compensation or unemployment insurance benefits, any rights with regard to vested benefits under ERISA or any rights Executive may have under this Agreement. Executive understands and acknowledges that the General Release in Section 3 does not release Executive’s right to file a charge with, or participate in, any investigation or proceeding conducted by any federal, state, or local governmental agency or entity, including the Equal Employment Opportunity Commission. Executive is waiving, however, to the fullest extent permitted by law, any right to any monetary recovery or any award of damages in connection with such a charge, investigation or proceeding.

5. Dismissal of Claims; No Lawsuits. Additionally, because of Executive’s release and waiver of all claims, actions, causes of action and liabilities, Executive agrees and represents that he has withdrawn, dismissed and/or discontinued all complaints, grievances, charges, suits and/or actions of any kind that had been initiated or conducted on behalf of him with any agencies, departments, courts, commissions, and/or other tribunals or entities of any kind against Employer. Executive promises never to file a lawsuit asserting any claims that are released in Section 3, except that Executive may bring a lawsuit to challenge the validity of this Agreement under the Age Discrimination in Employment Act of 1967 or the Older Workers Benefit Protection Act. In the event Executive breaches this Section 5, Executive shall pay to Employer all of its expenses incurred as a result of such breach, including, but not limited to, reasonable attorneys’ fees, expenses, and costs.

6. Confidentiality. Executive agrees that the terms of this Agreement, the discussions that led to its creation and execution, and any claims, allegations, and disputes that are being resolved by this Agreement, are to remain strictly confidential and shall not be disclosed or communicated to any person, unless disclosure is required or protected by law or a court order. Executive may, however, disclose the terms of this Agreement to his attorney, tax advisor(s) and members of Executive’s immediate family, provided that they agree to be bound by the terms of this promise of confidentiality with Executive to be responsible for their compliance. A breach of this provision shall be considered a material breach. Executive warrants that he has not disclosed the Separation Benefits and other monetary payments and benefits offered hereunder, or the terms hereof up to and including the date of execution of this Agreement, except as provided in this Agreement. If Executive violates this confidentiality provision, he shall be liable to Employer for its reasonable attorneys’ fees and other litigation costs incurred in enforcing this confidentiality provision, as well as all damages available at law.

7. Confidential Information. Except as permitted by this Agreement, Executive covenants and agrees that for the 3 years after Executive’s Separation Date: (i) Executive shall keep strictly confidential and not disclose to any person not employed by the Employer any Confidential Information; and (ii) Executive shall not use for himself or for any other person or entity any Confidential Information. However, this provision shall not preclude Executive from (x) any disclosure required by law or court order so long as Executive provides the Employer immediate written notice of any potential disclosure under this subsection and fully cooperates with the Employer to lawfully prevent or limit such disclosure, or (y) communicating in confidence with a government official solely for the purpose of reporting or investigating a suspected violation of law. “Confidential Information” means all confidential, proprietary or business information furnished to, obtained by, or created by Executive while employed by the Employer or any of its affiliated entities which could be used to harm or compete against the Employer, provided Confidential Information shall not include information known generally to the public (other than information known generally to the public as a result of Executive’s violation of this Section). Confidential Information includes, by way of illustration, such information relating to: (A) Employer customers, including customer lists, contact information, contractual terms, billing histories, and preferences; (B) the Employer’s finances, including financial statements, balance sheets, sales data, forecasts, and cost analyses; (C) the Employer’s plans and projections for business opportunities for new or developing business, including marketing concepts and business plans; (D) the Employer’s research and development activities, technical data, manufacturing technologies, computer files, and software; and (E) the Employer’s operating methods, business processes, services, products, prices, costs, service performance, and operating results. Nothing in the foregoing shall limit the Employer’s protections under any federal and/or state trade secret protection laws. Executive understands that the federal Defend Trade Secrets Act of 2016 provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, provided such filing is made under seal.

8. Non-Disparagement. Executive shall not, whether verbally, in writing, electronically, or by any other form of communication, disparage, criticize, condemn, make false and/or harmful statement regarding, or impugn the reputation or character of, Employer or any of its officers, employees, directors, or agents. If Executive violates this non-disparagement covenant, he shall be liable to Employer for its damages, reasonable attorneys’ fees, and costs incurred in enforcing this non-disparagement covenant. Notwithstanding the foregoing, nothing in this Agreement shall prevent Executive from testifying truthfully if compelled by applicable law or legal process or reporting unlawful activity to any governmental authorities for investigation.

9. Intellectual Property. Executive hereby assigns to the Employer Executive’s full right, title, and interest in all Developments (as defined below), including all Intellectual Property Rights (as defined below) associated therewith. “Developments” means any invention, formula, process, development, design, work of authorship, discovery, computer program, innovation or improvement made, conceived or first reduced to practice by Executive, solely or jointly with others, during Executive’s employment with the Employer and that was developed using the equipment, supplies, facilities or trade secret information of the Employer or that related at the time of conception or reduction to practice to: (a) the business of the Employer, or (b) any work performed by Executive for the Employer. “Intellectual Property Rights” means all patent rights, trademarks, copyrights, trade secret rights, and any other intellectual property or industrial rights in all countries and territories worldwide. Executive acknowledges and agrees that any copyrightable works included in the Developments shall be considered “works made for hire” under the Copyright Act (17 U.S.C. §§ 101 et seq.) and that Employer will be considered the author and owner of such copyrightable works. To the extent that any copyrightable Development is not recognized as a “work made for hire” as a matter of law, Executive hereby assigns to the Employer all copyrights in such Development.

10. Affiliates. The term “Employer” as used in Section 13 (Return of Employer Property), Section 7 (Confidential Information), Section 8 (Non-Disparagement), and Section 9 (Intellectual Property), and Section 12 (Executive Secrecy Agreements) shall mean: (a) Tredegar Corporation; and (b) the affiliates of Tredegar Corporation.

11. Reasonableness. Executive agrees that the restrictions in this Agreement are fair, reasonable, and necessary to protect the Employer’s confidential information, trade secrets, goodwill, and legitimate business interests, and will not prevent Executive from earning a living. As such, Executive agrees not to contest the general validity of this Agreement in any forum. If Executive breaches this Agreement, then the Employer will be entitled to injunctive relief and the damages caused by Executive’s breach. In addition, the duration for any restriction shall be tolled during any period during which Executive is in breach of that restriction. If a court of competent jurisdiction determines that any provision of herein is invalid, illegal, or incapable of being enforced, then the Employer and Executive agree that the court shall modify such provision by “blue penciling” or otherwise in order to render such provision not invalid, illegal, or incapable of being enforced and then enforce the provision as modified to the fullest extent permissible.

12. Executive Secrecy Agreements. Executive agrees that after his Separation Date, he will remain bound by and will continue to comply with the terms of the confidentiality and non-compete agreement(s) previously executed by Executive. The agreements and acknowledgments in this Section are collectively referred to herein as the “Executive Secrecy Agreements.”

Nothing in any code, agreement, manual or in any other policies, procedures or agreements of Employer shall prohibit or restrict Executive or his counsel from providing information in connection with: (a) any disclosure of information required by law or legal process; provided Executive has provided advance notice to Employer as further described below; (b) reporting possible violations of federal or state law or regulation to any governmental agency, commission or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Department of Labor, the United States Congress, any state Attorney General, self-regulatory organization and/or any agency Inspector General (collectively “Government Agencies”); (c) filing a charge or complaint with Government Agencies; (d) making disclosures that are protected under the whistleblower provisions of federal or state law or regulation (collectively, the “Whistleblower Statutes”); or (e) initiating communications directly with, responding to any inquiry from, volunteering information to, testifying or otherwise participating in or assisting in any inquiry, investigation or proceeding brought by Government Agencies in connection with (b) through (d). Executive is not required to advise or seek permission from Employer before engaging in any activity set forth in (b) through (e). Further, Employer does not in any manner limit Executive’s right to receive an award from Government Agencies for information provided to Government Agencies or pursuant to the Whistleblower Statutes.

To the extent permitted by law, Executive agrees to give Employer timely and prompt written notice either personally delivered, sent by reliable overnight courier, telecopied or mailed by first class mail, return receipt requested, to Tredegar Corporation, 1100 Boulders Parkway, Richmond, VA 23225 Attention: General Counsel, Facsimile: (804) 330-1010 of the receipt of any subpoena, court order or other legal process compelling the disclosure of any information and/or documents described so as to allow Employer a reasonable opportunity to take such action as may be necessary in order to protect such information and/or documents from disclosure.

13. Return of Employer Property. Before the Separation Date, Executive agrees to: (a) diligently search for any Employer property in Executive’s possession (including searching Executive’s personal email accounts, cloud accounts, computers, and other devices); and (b) return to the Employer any and all Employer property in Employer’s possession, custody, or control, without keeping copies in any form. Employer’s property includes, without limitation, all identification, access or building cards or codes, keys, credit cards, equipment (including, but not limited to, computer hardware, mobile phone as well as personal digital assistants (e.g., Droid, iPhone), printer, monitor and the like), computer software, passwords, goods, photographs, recordings and data, as well as any paper or electronic documents, files, or correspondence Executive has sent or received in the course of his employment (including, but not limited to, product specifications, supplier information, customer information, manufacturing conditions and equipment, drawings, blueprints, reproductions, sketches, notes, reports, proposals, or copies of them, company business plans, and pricing information). The one exception to this Section is that Executive may retain copies of documents relating to his own employment terms, conditions, compensation, and benefits. For any Employer issued computer or other electronic devices in Executive’s possession, Executive agrees to return them to Employer without altering or deleting any data or metadata related to Employer’s business, Employer’s clients or business partners, or the services Executive provided for Employer from such devices.

14. Executive Acknowledgments. Executive also agrees that he (i) has been paid for all hours worked, including all wages, overtime, bonuses and incentive compensation due to him; (ii) has been paid for any and all other costs and expenses that Executive may have otherwise incurred prior to the Separation Date other than any outstanding travel and business expenses, and for which he otherwise may have been eligible for reimbursement or payment by Employer as an employee; and (iii) has received all leave during his employment as required by applicable law. Executive hereby agrees that to the extent he fails to submit any such outstanding travel and business costs and expenses to the Employer within two (2) weeks following the Separation Date, Executive shall waive his right to any reimbursement of such costs and expenses. Executive shall not be reimbursed for any travel and business costs and expenses incurred after the Separation Date.

15. Non-Admissions. The terms of this Agreement are not an admission of liability or other wrongdoing by Employer, or a declaration against interest on the part of Employer, nor shall this Agreement be construed as evidence of an admission by Employer as to the merits, validity or accuracy of any allegations or claims Executive has made, or may make, as to the events arising up to and including the Separation Date. Neither this Agreement nor anything contained within it shall be admissible in any proceeding as evidence of liability or wrongdoing on the part of Employer, and the same is specifically denied.

16. Continuing Services; Cooperation. In consideration of the Separation Benefits payable under this Agreement, Executive agrees to cooperate fully with Employer to the extent Employer has questions concerning Executive’s former responsibilities and functions, and the transition, if any, of those responsibilities and functions within the Employer’s operations (the “Continuing Services”). Such Continuing Services may include, but not be limited to, Executive being available to speak by telephone, meeting in person, answering questions relating to documents, and providing such other information as Employer may deem necessary to affect a smooth transition upon and after the Separation Date.

Executive further agrees to cooperate at the request of Employer in the defense or prosecution of any lawsuits, claims, or audits in which Employer may be or become involved which relate to matters occurring while Executive was employed by Employer and/or concerning events for which Executive has relevant information. Employer agrees to reimburse Executive for any related and reasonable out-of-pocket expenses incurred as a result of any such cooperation, provided Executive obtains prior written authorization from Employer for any expenses incurred and provides Employer with receipts or other documentation substantiating such expenses as Employer may require.

17. Non-Release of Future Claims. This Agreement does not waive or release any rights or claims which arise after the date that Executive signs this Agreement and it becomes effective. The parties agree that Executive’s decision to retire and end his employment has been made prior to the execution of this Agreement.

18. Time to Review Agreement/Attorney Consultation. Executive acknowledges that he has been given at least twenty-one (21) calendar days to consider this Agreement thoroughly, and that Executive was encouraged by this Agreement to consult with an attorney of his choice before signing this Agreement and Executive acknowledges that he has had sufficient opportunity to consult with an attorney of Executive’s choice before signing this Agreement.

Executive further understands that he may use as much of this twenty-one (21) day period as Executive needs to review its terms prior to signing. Executive agrees that should Executive sign this Agreement sooner than twenty-one (21) calendar days after receiving it, Executive has done so voluntarily with the intent of waiving the remaining portion of the twenty-one (21) day period.

19. Time to Revoke Agreement. After Executive signs this Agreement, he/she will have seven (7) calendar days to revoke it. This Agreement does not become effective or enforceable until after the seven (7) day period has expired. If Executive wants to revoke this Agreement, he/she must deliver a written revocation to [Name of LOCAL HR MANAGER, COMPANY NAME AND ADDRESS AND EMAIL AND FAX NO. facsimile no. (___) ____-______]. If Executive has not revoked the Agreement within seven (7) days, the eighth (8th) day after Executive signs this Agreement shall be the “Effective Date” for purposes of this Agreement. Executive further understands that if he/she revokes this Agreement, Executive shall not receive the Separation Benefits.

20. Additional Acknowledgments. Executive further acknowledges and agrees that:

▪Executive has read, understands and is entering into this Agreement freely and voluntarily, with full knowledge of all material facts after independent investigation, without fraud, duress, or undue influence of any kind or nature whatsoever, and with full knowledge of the significance and consequences of this Agreement and of the rights Executive is giving up;

▪Executive is receiving money and benefits under this Agreement in addition to what he is otherwise entitled to receive;

▪Executive has not relied on any representation or statement, written or oral, not set forth in this Agreement; and
▪This Agreement supersedes any prior agreements that Executive may have entered into with Employer or its representatives, but explicitly excludes the Executive Secrecy Agreements.

21. Compliance with Code Section 409A. This Agreement is intended to either avoid the application of, or comply with, Section 409A of the Code and its applicable Treasury regulations (“Section 409A”). To that end, this Agreement must at all times be interpreted in a manner that is consistent with Section 409A. Notwithstanding any other provision in this Agreement to the contrary, the Board of Directors has the right, in their sole discretion, to adopt such amendments to this Agreement or take such other actions (including amendments and actions with retroactive effect) as they determine are minimally necessary for this Agreement to comply with Section 409A. Any payment following a “separation from service”(as defined under Section 409A) that would be subject to Section 409A as a distribution following a separation from service of a “specified employee” (as defined under Section 409A) will be made on the first to occur of (i) ten (10) days after the expiration of the six-month period following such separation from service, (ii) death, or (iii) such earlier date that complies with Section 409A. Each payment that a Participant may receive under this Plan will be treated as a “separate payment” for purposes of Section 409A. Notwithstanding anything in this Agreement to the contrary, to the extent that any payments or benefits hereunder are contingent upon Executive signing the General Release, and the period Executive is given to consider the General Release spans two calendar years, then in no event will any such payments or benefits commence to be paid or be paid earlier than the first day of the second calendar year in such period. To the extent applicable, any amounts held back in the first calendar year pursuant to this provision will be paid to Executive on the same date that payments or benefits otherwise commence to be paid or are paid in the second calendar year. Notwithstanding anything in this Agreement to the contrary, to the extent an expense, reimbursement or in-kind benefit provided to Executive pursuant to this Agreement or otherwise constitutes a “deferral of compensation” within the meaning of Section 409A: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (ii) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

22. Headings. The headings in this Agreement are for the convenience of Executive and Employer only and shall not limit, expand, modify, amplify, or aid in the interpretation or construction of this Agreement.

23. Applicable Law, Entire Agreement and Severability. The parties agree that this Agreement shall be construed in accordance with the laws, including the law of conflicts, of the Commonwealth of Virginia. Furthermore, this Agreement constitutes the complete understanding between Executive and Employer. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by an authorized officer of the Employer. To the extent a court of competent jurisdiction holds that any portion of this Agreement is invalid or legally unenforceable, the parties agree that the remaining portions shall not be affected and shall be given full force and effect; provided, however, that if any part of the releases in the Agreement are found to be invalid, Executive shall not be entitled to any consideration under the Agreement, and Executive must return all monies identified in Section 1 of this Agreement within thirty (30) days of the date it has been judged invalid.

24. Counterparts. The parties may execute this Agreement in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT, UNDERSTANDS IT, AND IS VOLUNTARILY ENTERING INTO IT.

TREDEGAR CORPORATION

____________________________         By: _______________________________
Name:             Name: ______________________________
Title: ____________________________

DATE: _______________                     DATE: _____________